EXHIBIT 99.1
NEWS RELEASE

Visa Inc. Elects Bill Ready to its Board of Directors

San Francisco, CA - (Business Wire) - September 29, 2025 - Visa (NYSE: V) announced today that Bill Ready has been elected to its board of directors, effective September 29, 2025.

Mr. Ready is the chief executive officer of Pinterest, a position he has held since 2022. Before joining Pinterest, Mr. Ready was a leader in the payments industry, working across both innovative startups and leading technology companies. He has previously served as president of commerce, payments and next billion users at Google, chief operating officer at PayPal, and chief executive officer of Braintree, parent company of Venmo. Mr. Ready was also the president of iPay Technologies and a strategy consultant for McKinsey & Company where he advised leading financial technology companies.

“We are delighted to welcome Bill to Visa’s Board of Directors,” said John Lundgren, Visa’s board chair. “His experience spans the full spectrum of payments from entrepreneurial innovation to enterprise execution making him uniquely well positioned to guide strategic decisions in an increasingly dynamic and competitive global landscape.”

“Bill has been a transformative leader in digital payments, pioneering breakthrough payment products that have fundamentally changed how consumers and businesses transact,” said Ryan McInerney, chief executive officer of Visa. “His vision, expertise and counsel will be invaluable to Visa as we enter an exciting new era of payments and dream, design and build the future of commerce.”

This new appointment brings Visa’s total board of directors to 12 members. You can view information on Visa’s board of directors on our investor relations website: https://investor.visa.com/corporate-governance/board-of-directors/

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About Visa
Visa (NYSE: V) is a world leader in digital payments, facilitating transactions between consumers, merchants, financial institutions and government entities across more than 200 countries and territories. Our mission is to connect the world through the most innovative, convenient, reliable and secure payments network, enabling individuals, businesses and economies to thrive. We believe that economies that include everyone everywhere, uplift everyone everywhere and see access as foundational to the future of money movement. Learn more at Visa.com.

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Contacts:
Investor Relations
Jennifer Como, +1 650-432-7644, InvestorRelations@visa.com
Media Relations
Fletcher Cook, +1 650-432-2990, Press@visa.com